Exhibit 2

PILLAR 3 & CAPITAL UPDATE FOR 30 JUNE 2013 19 August 2013 This document should be read in conjunction with Westpac’s Pillar 3 Report for June 2013, incorporating the requirements of APS330 All comparisons in this release refer to 3Q13 against 1H13 unless stated otherwise.

Pillar 3 highlights – capital strength maintained[1]

- Westpac's Common equity tier 1 ratio was 8.4% at 30 June 2013, within the Group's preferred range of 8.0% to 8.5% and well above regulatory minimums
- Common equity tier 1 ratio was down 34bps from March 2013 with the main impacts
  - 1H13 ordinary and special dividends reduced the ratio by 97bps
  - Good organic capital growth
  - Modest decrease in risk weighted assets (RWA)
  - Other moves in capital deductions
- Tier 2 capital was lower following subordinated debt maturities
- Issue of Westpac Subordinated Notes II will add to Tier 2 capital in 4Q13

Capital ratios (%)	Mar-13	Jun-13
Common equity tier 1 ratio	8.7	**8.4**
Additional tier 1 capital	2.1	**2.1**
Tier 2 capital	1.7	**1.3**
Total regulatory capital ratio	12.5	**11.8**
Risk weighted assets ($bn)	308	**307**
Common equity tier 1 ratio (BCBS[2])	11.4	**10.8**

Movements in RWA and EAD over 3Q13

- Modest decrease in RWA
- Credit RWA up $5.5bn, just over half the increase due to currency movements (fall in $A compared to NZ$ and US$)
  - Corporate, Bank and Specialised lending (mostly commercial property) the largest contributors to growth
- Larger increase in exposure at default(EAD) up 4.3% reflects sound mortgage growth and increase in liquid assets (higher Sovereign and Bank EAD) all of which have a smaller impact on RWA
- Interest rate risk in the banking book RWA down from approved enhancements to IRRBB regulatory capital model
- Improved asset quality also contributed to lower RWA

Common equity tier 1 ratio[3] Basel III (%)



Preferred range 8.0% to 8.5%
7.3%
6.9%
7.4%
7.2%
7.7%
7.5%
8.2%
8.3%
8.7%
8.4%
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13

1 All capital ratios and risk weighted assets disclosed in this presentation are calculated on a Westpac Level 2 consolidated basis (see Westpac's Pillar 3 Report, June 2013 for more detail). 2 BCBS = Basel Committee on Banking Supervision. 3. Ratios prior to Mar-13 are a pro-forma Basel III estimate based on APRA's Basel III prudential standards (unaudited).

Westpac Group Pillar 3 and Capital Update | August 2013

2

Westpac GROUP

Asset quality continues to improve

- Stressed assets to TCE[1] down 17bps over 3Q13, to 1.77%
  - Dollar value of stressed exposures down $712m
  - Impaired assets/TCE down 5bps over 3Q13 to 51bps
  - 90+ days past due/TCE down 1bp to 34bps
  - Watchlist & substandard/TCE down 11bps to 92bps as the flow of new stress continues to moderate
- Gross new and increased impaired assets in 3Q13 at similar levels to first 2 quarters of 2013
- Stress in the commercial property portfolio continues to reduce, down from 6.4% at 1H13 to 5.6% at 3Q13, reflecting improvements in asset markets and some portfolio growth
- Consumer asset quality continues to perform well as consumers continue to pay down debt
  - Mortgage 90+ days delinquencies down 1bp to 56bps
  - Unsecured consumer 90+ days delinquencies down 5bps to 125bps
- Regulatory expected loss for non-defaulted exposures little changed (down $35m)
- Provision cover remains strong
  - Impaired provisions to impaired assets up from 40% to 42%
  - Collectively assessed provisions to credit RWA down 3bps to 1.03% consistent with fall in Watchlist & substandard exposures
  - No change to economic overlays

Stressed exposures as a % of TCE[1]



Watchlist & substandard
90+ days past due well secured
Impaired
1.77%
0.92
0.34
0.51
2007
2008
2009
2010
2011
1H12
2H12
1H13
3Q13

Provisioning coverage ratios	1H12	2H12	1H13	3Q13
Collectively assessed provisions to credit RWA[2]	116bps	108bps	106bps	103bps
Collectively assessed provisions to performing non-housing loans	164bps	155bps	151bps	146bps
Impairment provisions to impaired assets	38%	37%	40%	42%
Total provisions to gross loans	86bps	82bps	80bps	78bps

1 TCE is Total Committed Exposure. 2 Ratios prior to 1H13 have been calculated based on Basel III pro-forma risk weighted assets.

Westpac Group Pillar 3 and Capital Update | August 2013 3

Westpac GROUP

Consumer portfolios performing well 4 Australian mortgage delinquencies (%) The Group’s consumer portfolios continue to perform well, supported by low interest rates and an extended period of cautious behaviour Australian mortgage 90+ days delinquencies were unchanged at 58bps at June 2013 Early cycle delinquencies improved modestly, with 30+ days delinquencies down 1bp to 140bps in 3Q13 Australian credit card 90+ days delinquencies declined by 6bps over 3Q13 to 106bps, in line with seasonal trends New Zealand consumer asset quality remains strong, with 90+ days mortgage delinquencies declining by 5bps to 34bps while 90+ days credit card delinquencies declined by 7bps to 86bps. Australian credit card delinquencies (%)

Funding position continues to strengthen

Westpac's funding position was further strengthened over 3Q13

- Customer deposits continue to fully fund new lending and reduce wholesale funding needs
  - Household deposit growth particularly strong
  - Customer deposit to loan ratio up 130bps to 70.3%
- Liquidity position has been supported by collateral inflows from the lower Australian dollar and growth in customer deposits
- Strong funding and liquidity position has enabled the Group to buy back approximately $4bn in Government-guaranteed debt in 3Q13. In total, $8bn has now been bought back in FY13 year to date, reducing refinancing requirements in FY14 and FY15
- $19.9bn in wholesale funding raised year to date[1,2] using a diverse range of products and currencies to access markets and meet investor preferences
  - $10.2bn in senior unsecured debt
  - $4.5bn in covered bonds
  - $3.0bn in RMBS & ABS
  - $2.2bn in Tier 1/Tier 2 securities

Customer deposit to loan ratio (%)



59.6
62.5
63.2
67.6
69.0
70.3
1H11
2H11
1H12
2H12
1H13
3Q13

Term debt issuance and maturity profile[1,3] ($bn)



Covered Bond
Hybrid
Senior
Govt Guaranteed
Sub Debt
Issuance
Maturities
25
33
20
6
23
23
19
19
14
12
FY11
FY12
Year to date[1,2]
2H13 (remaining)
FY14
FY15
FY16
FY17
FY18
>FY18

1. As at 26 July 2013. 2. Includes approximately $850m in Tier 2 securities subject to issue date of 22 August 2013. 3. Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months, excluding US Commercial Paper. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Maturities exclude securitisation amortisation. Perpetual sub-debt has been included in >FY18 maturity bucket.

Westpac Group Pillar 3 and Capital Update | August 2013 5 Westpac GROUP

Andrew Bowden Head of Investor Relations +61 2 8253 4008 andrewbowden@westpac.com.au Leigh Short Senior Manager, Equity Investor Relations +61 2 8253 1667 lshort@westpac.com.au Jacqueline Boddy Senior Manager, Debt Investor Relations +61 2 8253 3133 jboddy@westpac.com.au Louise Coughlan Director Investor Relations +61 2 8254 0549 lcoughlan@westpac.com.au Rebecca Plackett Manager, Retail Investor Relations +61 2 8253 6556 rplackett@westpac.com.au or email: investorrelations@westpac.com.au Please visit our dedicated website www.westpac.com.au/investorcentre click on ‘Analysts’ centre’ Annual reports Presentations and webcasts 5 year financial summary Financial results archives Investor Relations Team 6 For further information on Westpac Investor Relations Team

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” including within the meaning of Section 21E of the US Securities Exchange Act of 1934. The forward-looking statements include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the expectations described in this presentation. Factors that may impact on the forward-looking statements made include those described in the section entitled ‘Risk factors' in Westpac’s Interim Financial Report for the six months ended 31 March 2013 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this presentation. 7